UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 31, 2018

AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

9002 Technology Lane, Fishers Indiana, 46038
(Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2018, American Resources Corporation (“ARC”) entered into a Loan Agreement with Integrity Coal Sales, Inc. (“Integrity”) in which Integrity agreed to loan ARC up to $6.5 million, with $3.0 million advanced by Integrity to ARC on December 31, 2018 and the balance available for to ARC on a scheduled basis thereafter upon request of ARC. The promissory note carries a 5.0% annual interest rate and interest and principal shall be repaid to Integrity at a specific per-ton rate out of the proceeds of future coal sales to Integrity. The amounts advanced by Integrity to ARC mature on April 1, 2020. The promissory note is secured by the assets of ARC. ARC will use the proceeds of the promissory note for coal production expansion at ARC’s McCoy Elkhorn subsidiary, along with general corporate purposes.

On December 31, 2018, ARC entered into a coal purchase order with Integrity Coal Sales for the sale of 50,000 tons per month of metallurgical coal from ARC’s McCoy Elkhorn Coal LLC subsidiary starting in March 2019 and ending in January 2021. The price of each ton coal sold to Integrity is $97.00 from March 2019 to January 2020 and then from February 2020 to January 2021 subject to an index with a pricing collar of $80 to $120 of each ton sold. The principal amounts loaned by, and interest payable to, Integrity to ARC under the Loan Agreement shall be repaid to Integrity at a per-ton rate of $13.50 until the promissory note is repaid.

Item 9.01  Financial Statements and Exhibits.

(d)
Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
99.1	Loan Agreement
99.2	Promissory Note
99.3	Security Agreement
99.4	Purchase Order

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: January 3, 2019	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer